PLEDGE AGREEMENT


            PLEDGE AGREEMENT dated as of March 31, 1998, by and between CARE CORPORATION LIMITED, a company incorporated in the British Virgin Islands having principal offices at Abbott Building, P.O. Box 3186, Main Street, Road Town, Tortola, British Virgin Islands ("Pledgor"), and COVER-ALL TECHNOLOGIES INC., a Delaware corporation having principal offices at 18-01 Pollitt Drive, Fair Lawn, New Jersey 07410 ("Secured Party").

                             W I T N E S S E T H:

            WHEREAS, on March 31, 1996, pursuant to the terms of an Exclusive Software License Agreement, as amended, by and between Pledgor and Secured Party, Pledgor granted to Secured Party, among other things, an exclusive license to use Pledgor's software in certain licensed territories (the "CARE Software");

            WHEREAS, Pledgor, concurrently herewith, is repurchasing from Secured Party, among other things, all of its rights in the CARE Software, pursuant to the terms and conditions of that certain Repurchase Agreement (the "Repurchase Agreement") of even date herewith between Pledgor and Secured Party (the "Repurchase");

            WHEREAS, a portion of the purchase price payable by Pledgor to Secured Party for the CARE Software in the Repurchase is evidenced by a promissory note of Pledgor in the principal amount of $4.5 million of even date herewith between Pledgor and Secured Party (the "Note"), a copy of which is annexed hereto as Exhibit A; and

            WHEREAS, Secured Party requires, and Pledgor is willing, as a condition to the consummation of the transactions contemplated by the Repurchase Agreement, to pledge to Secured Party the Pledged Shares (as defined below) as security for the payment and performance by Pledgor of all of the obligations of Pledgor under the Note (the "Secured Obligations") by executing and delivering this Agreement.

            NOW, THEREFORE, in consideration of the mutual premises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    DEFINITIONS

            "Agreement" shall mean this Pledge Agreement, including all amendments, modifications and supplements and any exhibits and schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

            "Event of Default" shall have the meaning assigned to such term in the Note, and shall include the occurrence or existence of any of the following events or conditions (regardless of the reason therefor), which event or condition is not cured or waived within 30 days after notice by Secured Party to Pledgor: (a) the failure or neglect of Pledgor to observe or perform any covenant, agreement or obligation under this Agreement; or (b) if any representation or warranty made under this Agreement by Pledgor shall be breached or shall be untrue or incorrect in any material respect as of the date when made or deemed made.

            "Market Price" shall mean, as of any day, the closing sale price of the shares of Common Stock (as defined herein) on such day on the New York Stock Exchange or the American Stock Exchange (or if the Common Stock shall not then be listed on either such exchange, the closing sale price on the principal (determined by the highest volume averaged for a period of twenty consecutive business days prior to the day as to which "Market Price" is being determined) national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) on which the Common Stock may then be listed) or, if there shall have been no sales on such exchange or exchanges on such day, the closing sales price of the Common Stock on such day on the NASDAQ National Market System or, if the Common Stock is not included in the NASDAQ National Market System, the closing sales price of the Common Stock on such day on the NASDAQ SmallCap Market or, if the Common Stock shall not be so listed, the average of the bid and asked prices at the end of the day in the over-the-counter market as reported by NASDAQ or, if the Common Stock is not included on NASDAQ, as reported by the National Quotation Bureau, Inc. or any successor organization.

            "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

            "Pledged Collateral" shall have the meaning assigned to such term in
Section 2 hereof.

            "Pledged Shares" shall mean, initially, 1,687,500 shares of Cover-All Technologies Inc. common stock, $.01 par value per share ("Common Stock") owned by Pledgor (subject to reduction as provided in Section 3 hereof), and all dividends, cash, instruments and other property or securities or proceeds from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of such Pledged Shares, whether issued by the issuer of the Pledged Shares or otherwise, whether in connection with any tender offer, exchange offer, merger, recapitalization, reorganization or otherwise.

            "Termination  Date" shall have the meaning  assigned to such term in
Section 11 hereof.

            "Uniform Commercial Code" shall mean the Uniform Commercial Code of the State of New York, as in effect from time to time.

            Except as otherwise specifically provided in this Agreement, the singular of any term shall include the plural, and vice versa, the use of any term shall be equally applicable to any gender, "or" shall not be exclusive, and "including" shall not be limiting or exclusive, and any reference to a "Section" shall refer to the relevant Section of this Agreement.

2. PLEDGE AND GRANT OF SECURITY INTEREST. Pledgor hereby pledges to Secured Party, and grants to Secured Party a continuing security interest in, all of Pledgor's right, title and interest in and to (and in all of Pledgor's rights to acquire any and all right, title and interest in and to) the Pledged Shares, whether now owned or hereafter acquired in any manner, or whether from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares (collectively, the "Pledged Collateral").

3. PARTIAL RELEASE OF PLEDGED SHARES. Notwithstanding Section 2 hereof, concurrently with the receipt by Secured Party of principal payments under the Note, Secured Party shall release the lien created by this Agreement with respect to, and return to Pledgor, certificates representing such number of Pledged Shares (the "Released Shares") as is equal to the difference (the "Difference") of (a) the total number of Pledged Shares held immediately prior to the principal payment being made less (b) the product of (i) a fraction, the numerator of which shall be the total principal balance outstanding under the
Note immediately following, and after giving effect to, the principal payment in question and the denominator of which shall be the Market Price per share of the Common Stock on the date upon which the principal payment is made, multiplied by
(ii) 1.5. All Released Shares hereafter shall no longer constitute Pledged Shares or Pledged Collateral for purposes of this Agreement, provided, however, that if the Difference calculated pursuant to this Section 3 results in a negative number, then Pledgor must deliver and pledge to Secured Party an additional amount of Common Stock to Secured Party (or, if Pledgor cannot fulfill such requirement with Common Stock, another form of additional collateral which is acceptable to the Secured Party in its sole discretion), in order to satisfy the requirement of this Agreement to maintain at all times during the term of this Agreement Pledged Collateral with a value determined in accordance with this Agreement of at least 1.5 times the the unpaid principal balance under the Note.

4.    SECURITY FOR OBLIGATIONS.

            This Agreement and the Pledged Collateral secures the prompt payment and performance when due of each and every one of and all amounts that constitute part of the Secured Obligations of Pledgor.

5.    DELIVERY OF PLEDGED COLLATERAL.

            Concurrently with the execution of this Agreement, all certificates representing or evidencing the Pledged Shares shall be delivered to and held by or on behalf of the Secured Party pursuant hereto and shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party. Pledgor shall receive all certificates, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares in trust for the Secured Party and shall immediately upon receipt deliver to the Secured Party such certificates, cash, instruments and other property and proceeds, together with any necessary endorsement. All dividends and all other distributions in respect of any of the Pledged Shares, whenever paid or made, shall be delivered to the Secured Party to hold as Pledged Collateral and shall, to the extent received by Pledgor, be received in trust for the benefit of the Secured Party, be segregated from the other property or funds of Pledgor, and be forthwith delivered to the Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsement). The Secured Party shall have the right, at any time after the occurrence of an Event of Default, in its discretion and without notice to Pledgor, to transfer to or to register in the name of the Secured Party or any of its nominees any or all of the Pledged
Shares. In addition, the Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing the Pledged Shares for certificates or instruments of smaller or larger denominations.

6.    REPRESENTATIONS AND WARRANTIES.

            Pledgor represents and warrants to Secured Party as follows:

            6.1 Ownership. Except for the 2,500,000 shares of Common Stock of Cover-All Technologies Inc. previously issued to Pledgor pursuant to the terms of a Stock Purchase Agreement, dated March 31, 1996, by and among the parties hereto and other parties, which shares have been subject to a right of repurchase which is concurrently being terminated pursuant to the terms of the Repurchase Agreement, Pledgor is the sole owner of the Pledged Collateral, free and clear of any lien, claim, encumbrance, pledge or restriction of any kind, nature or description whatsoever, except for the lien created by this Agreement.

            6.2 Authorization. Pledgor has the full corporate right, power and authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Collateral to Secured Party as provided herein.

            6.3 No Consent or Notice. Except as set forth in Section 6.1, no consent, approval, authorization or other order of any Person and no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required to be made or obtained by Pledgor either (a) for the grant by Pledgor of the security interest granted hereby, for the pledge by Pledgor of the Pledged Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by Pledgor, (b) for the perfection or maintenance of the pledge and security interest granted hereby (including the first priority nature of such pledge and security interest) or
(c) for the exercise by Secured Party of its rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement.

            6.4 Valid Lien. The pledge of, grant of a security interest in, and delivery of the Pledged Collateral by Pledgor pursuant to this Agreement will create a valid first priority lien on, and a first priority perfected security interest in, the Pledged Collateral and the proceeds thereof of Pledgor, securing the payment in full of the Secured Obligations of Pledgor.

            6.5 Binding Obligation. This Agreement has been duly executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor, enforceable in accordance with its terms.

     6.6 Pledgor Address. The principal business address of Pledgor is as set forth in the preamble to this Agreement.

            The representations and warranties set forth in this Section 6 shall survive the execution and delivery of this Agreement.

7.    COVENANTS.

            Pledgor covenants and agrees that as of the date hereof and until the Termination Date:

            7.1 Transfer and Other Liens. Unless Secured Party gives its prior written consent, Pledgor will not (a) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (b) create or suffer to exist any lien or grant a security interest in or upon or with respect to, or encumber any of its rights in or to, any of the Pledged Collateral, except for the pledge and security interest created by this Agreement.

            7.2 Further Assurances; Creation and Preservation of Lien. Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such action as Secured Party, from time to time, may reasonably request in order to ensure to Secured Party the benefits of the liens in and to the Pledged Collateral intended to be created by this Agreement and to protect any pledge or security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to the Pledged Collateral.

            7.3 Title. Pledgor has and will defend the title to the Pledged Collateral and the liens of Secured Party thereon against the claim of any Person and will maintain and preserve such liens until such liens are realized in accordance with the terms hereof or until the Termination Date.

            7.4 Legends. Each certificate evidencing the Pledged Collateral states and shall state that it is subject to this Agreement. Such legend shall be removed from any Released Shares.

8.    PLEDGOR'S RIGHTS.

            Until the occurrence of an Event of Default under this Agreement or the Note, Pledgor shall be entitled, pursuant to this Agreement, to exercise all voting and other rights pertaining to the Pledged Shares. After the occurrence of any such Event of Default, Secured Party or its nominee shall have the sole right to vote any and all of the Pledged Shares and give consents, waivers and ratifications in respect thereof, and Pledgor shall deliver to Secured Party or its nominee such proxies and other documents as Secured Party may request to further effectuate the foregoing.

9.    DEFAULTS AND REMEDIES.

            9.1  Defaults  and  Remedies.  Upon  the  occurrence  of an Event of
Default and during the continuance of such Event of Default, upon at least ten days notice but without any other notice or demand, Secured Party (through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exercise the voting rights with respect thereto, and to collect and receive all dividends and other distributions made thereon; and, to sell in one or more sales after at least ten days notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice Pledgor agrees is commercially reasonable), but without any previous notice or advertisement, the whole or any part of the Pledged Collateral and otherwise to act with respect to the Pledged Collateral as though Secured Party were the outright owner thereof, Pledgor hereby irrevocably constituting and appointing Secured Party as the proxy and attorney-in-fact of Pledgor, with full power of substitution to do so; provided, however, Secured Party shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so. Secured Party shall exercise reasonable care in preserving the certificates representing the Pledged Collateral, but Secured Party shall have no obligation to preserve the value of the Pledged Collateral. Subject to the limitations previously set forth in this
Section 9.1, any sale of the Pledged Collateral shall be made at a public or private sale at the place named in the notice of sale, either for cash or upon credit or for future delivery at such price as Secured Party may deem fair, and Secured Party or Pledgor may be the purchaser of the whole or any part of the Pledged Collateral so sold, and hold the same thereafter in its or its own right free from any claim of Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but Secured Party reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance, notices of sale, advertisements and the presence of property at sale are hereby waived, and any sale hereunder may be conducted by an auctioneer or any officer or agent of Secured Party.

            9.2 Sale of Collateral. If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid shall be inadequate to discharge in full all the Secured Obligations if there be but one sale, or if the Pledged Collateral be offered for sale in lots, if at any of such sales the highest bid for the lot offered for sale would indicate to Secured Party, in its discretion, the unlikelihood of the proceeds of the sales of the whole of the Pledged Collateral being sufficient to discharge all of the Secured Obligations, Secured Party may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived.

            9.3 Proceeds. In the event of any sales hereunder, Secured Party shall, after deducting all costs and expenses of every kind (including reasonable attorneys' fees and disbursements) for care, safekeeping, collection, sale, delivery or otherwise, apply the residue of the proceeds of the sales to the payment or reduction, either in whole or in part, of the Secured Obligations in accordance with Section 10 and the agreements and instruments governing and evidencing such Secured Obligations, returning the surplus, if any, to Pledgor.

            9.4 Pledgor Waivers. Pledgor agrees that following the occurrence and during the continuance of an Event of Default, it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives the benefit of all such laws to the extent it lawfully may do so.

            9.5 Non-Interference. Pledgor agrees that it will not interfere with any right, power or remedy of Secured Party provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Secured Party of any one or more of such rights, powers or remedies. No failure or delay on the part of Secured Party to exercise any such right, power or remedy, and no notice or demand which may be given to or made upon Pledgor by Secured Party with respect thereto, shall operate as a waiver thereof, or limit or impair Secured Party's right to take any action or to exercise any right, power or remedy hereunder, without notice or demand, or prejudice its rights against Pledgor in any respect.

            9.6 Unencumbered Shares. Secured Party agrees, notwithstanding any provision to the contrary set forth herein, that in connection with any sale, transfer or other disposition by it of the Pledged Collateral in accordance with this Section 9, Secured Party shall first remove its lien against such Pledged Collateral so that the transferee of such Pledged Collateral will acquire, in accordance with this Section 9, such Pledged Collateral free and clear of all liens, encumbrances and other restrictions or title defects.

10.   APPLICATION OF PROCEEDS.

            Any cash held by Secured Party as Pledged Collateral and all cash proceeds received by Secured Party in respect of any sale of, liquidation of or other realization upon all or any part of the Pledged Collateral shall be applied by Secured Party as follows:

            (a) First, to the payment of the costs and expenses of such sale, including reasonable fees and expenses of Secured Party's agents and counsel, and all expenses, liabilities and advances made or incurred by Secured Party in connection therewith;

            (b) Next, to the payment of that portion of the Secured Obligations consisting of accrued and unpaid interest and fees;

            (c) Next, to the payment of that portion of the Secured Obligations consisting of the unpaid remaining principal amounts; and

            (d) Finally, to the payment to Pledgor, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

11.   TERMINATION.

            Following the complete payment and satisfaction of all Secured Obligations of Pledgor to Secured Party under this Agreement and the Note (the "Termination Date"), this Agreement shall terminate and Pledgor shall be entitled to the return of, and Secured Party, upon such complete payment and satisfaction of all Secured Obligations, shall return, all Pledged Collateral at the time subject to this Agreement which may be in Secured Party's custody hereunder and all instruments of assignment executed in connection therewith to Pledgor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct, free and clear of the liens granted hereunder, and all of Pledgor's liabilities hereunder shall at such time terminate.

12.   INDEMNIFICATION.

            Pledgor agrees to indemnify and hold Secured Party harmless from and against any and all taxes, liabilities, claims and damages, including reasonable attorneys' fees and disbursements, and other expenses incurred or arising by reason of the taking or the failure to take action by Secured Party, in good faith, in respect of any transaction effected under this Agreement or in connection with the lien provided for herein, including any taxes payable in connection with the delivery of any of the Pledged Collateral as provided herein. The liabilities of Pledgor under this Section shall survive the termination of this Agreement.

13.   LIEN ABSOLUTE.

            All rights of Secured Party hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be impaired or affected by, or deemed to be satisfied by, nor shall Pledgor or any Pledged Collateral be exonerated, discharged or released by, any of the following events:

            (a) Secured Party's exercise or enforcement of or failure or delay in exercising or enforcing any legal proceedings to collect the Secured Obligations or any power, right or remedy with respect to the Secured
      Obligations, the Pledged Collateral or any other collateral held by Secured Party, including any action or inaction of Secured Party to perfect, protect or enforce any security interest in the Pledged Collateral or any other collateral, any impairment or suspension of the Pledged Collateral or any other collateral, Secured Party's compromise, exchange, release, settlement, amendment or waiver with or of any other Person, or the Pledged Collateral or any other collateral, or any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment, impairment, renunciation, cancellation, surrender, suspension or waiver of the Note or any other agreement or instrument governing or evidencing any of the Secured Obligations;

            (b)  Any  insolvency,   bankruptcy,   reorganization,   arrangement,
      adjustment, composition or assignment for the benefit of creditors of Secured Party or Pledgor, appointment of a receiver or trustee for all or any part of Secured Party's or Pledgor's assets or liquidation, winding up or dissolution of the Pledgor;

            (c) Any invalidity, voidability, unenforceability or irregularity, or future change to or amendment of, in whole or in part, the Secured Obligations, the Note, this Agreement or any other agreements, documents or instruments evidencing any Secured Obligations;

            (d) Any merger, acquisition, consolidation or change in structure of Pledgor, or any sale, lease, transfer or other disposition of any or all of the assets of Pledgor;

            (e) Any assignment, endorsement or other transfer, in whole or in part, of Secured Party's interest in the Secured Obligations, the Pledged Collateral or any other collateral;

            (f) Any claim, defense, counterclaim or set-off, other than that of prior performance, that Pledgor may have or assert, including, but not limited to, any defense of incapacity, disability or lack of corporate or other authority to execute any documents relating to the Secured Obligations, the Pledged Collateral or any other collateral;

            (g) Secured Party's vote, claim, distribution, election, acceptance, action or inaction in any bankruptcy or reorganization case related to the Pledged Collateral or the Secured Obligations; or

            (h) Any cancellation, renunciation or surrender of any pledge or any other debt instrument evidencing the Secured Obligations.

14.   REINSTATEMENT.

            This Agreement shall remain in full force and effect and continue to be effective if at any time payment and performance of the Secured Obligations of Pledgor, or any part thereof, is, pursuant to applicable law, avoided, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference," "fraudulent conveyance" or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is avoided, rescinded, reduced, restored or returned, the Secured Obligations, as the case may be, shall be reinstated and deemed reduced only by such amount paid and not so avoided, rescinded, reduced, restored or returned.

15.   MISCELLANEOUS.

            15.1 Reimbursement. Pledgor agrees to reimburse Secured Party promptly for all expenses, including reasonable counsel fees, reasonably incurred by Secured Party in connection with the administration and enforcement of this Agreement.

            15.2 Limitations on Liability. Secured Party shall not be liable for any action lawfully taken or omitted to be taken by Secured Party hereunder or in connection herewith, except for his own gross negligence or willful misconduct.

            15.3 Binding Agreement. This Agreement shall be binding upon Pledgor and its administrators, legal representatives and permitted successors and assigns, and shall inure to the benefit of, and be enforceable by, Secured Party and its administrators, legal representatives, successors and assigns.

            15.4 Entire Agreement; Amendments. This Agreement, together with the
Note: (a) constitutes the entire agreement between the parties with respect to the subject matter hereof; and (b) may not be amended or modified except by a writing signed by Pledgor and Secured Party.

            15.5 Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this

Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

            15.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to be duly given if personally delivered with receipt acknowledged, if mailed by registered or certified mail, first class, postage prepaid, if delivered by a nationally recognized overnight courier service or if transmitted by facsimile machine addressed as follows:

            (i) if to Secured Party:

                  COVER-ALL TECHNOLOGIES INC.
                  18-01 Pollitt Drive
                  Fair Lawn, New Jersey 07410
                  Attention: Chief Executive Officer

                  with a copy to:

                  Reid & Priest LLP
                  40 West 57th Street
                  New York, New York  10019
                  Attention:  Leonard Gubar, Esq.

     or to such other address or such other person(s) as Secured Party may designate by written notice to Pledgor; and

            (ii)  if to Pledgor:

                  Care Corporation Limited
                  c/o Moore Stephens
                  P.O. Box 236
                  1st Island House
                  Peter Street
                  St. Helier, Jersey JE4 8SG
                  Channel Islands
                  Attention: Mr. Stephen Milsom

                  with a copy to:

                  Gardere & Wynne, L.L.P.
                  1601 Elm Street, Suite 3000
                  Dallas, Texas 75201

                  Attention:  Alan J. Perkins, Esq.

or to such other address or such other person(s) as Pledgor may designate by written notice to Secured Party.

            15.7 Agent for Service of Process. (a) Pledgor hereby irrevocably appoints Gardere & Wynne, L.L.P. as its agent for receipt of service of process from Secured Party or any of its successors or assigns in accordance with
Section 15.8 hereof in respect of any matter relating to or in connection with this Agreement and the transactions contemplated hereby including, but not limited to, all matters of construction, validity and performance of this Agreement. Pledgor hereby agrees that service upon it shall be effective if made by notice to Gardere & Wynne, L.L.P., pursuant to Section 15.6 hereof.

                  (b) Secured Party hereby irrevocably appoints Reid & Priest LLP as its agent for receipt of service of process from Pledgor or any of its successors or assigns in accordance with Section 15.8 hereof in respect of any matter relating to or in connection with this Agreement and the transactions contemplated hereby including, but not limited to, all matters of construction, validity and performance of this Agreement. Secured Party hereby agrees that service upon it shall be effective if made by notice to Reid & Priest LLP pursuant to Section 15.6 hereof.

            15.8 Consent to Jurisdiction. Any suit, action or proceeding against any party hereto with respect to this Agreement, including all matters of construction, validity and performance hereof, or any judgment entered in any court in respect hereof may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York and each party thereto hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Nothing herein shall in any way be deemed to limit the ability of any party hereto to serve any writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the other.

            15.9 Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

            15.10 Governing Law. This Agreement is being executed and delivered by the parties hereto in the State of New York and shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the conflicts of laws principles thereto.

            15.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                    CARE CORPORATION LIMITED

                                    By:________________________________________
                                  Name: Mark Johnston
                                 Title: Director


                           COVER-ALL TECHNOLOGIES INC.

                                    By:________________________________________

                                  Name: Brian Magowan
                                 Title: Chief Executive Officer